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                                                                    EXHIBIT 11.1

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES
          COMPUTATION OF EARNINGS PER WEIGHTED AVERAGE COMMON SHARE(a)
                        (In Millions, Except Share Data)


                                                                               Years Ended June 30,
                                                                    -----------------------------------------
                                                                    1995             1996               1997
                                                                 -----------      -----------           ----
Basic and fully diluted
  Earnings:
    Net income (loss)                                            $         5      $       104      $       (58)
    Preferred stock dividends                                            (71)             (82)             (70)
                                                                 -----------      -----------      -----------
    Net income (loss) attributable to common shares              $       (66)     $        22      $      (128)
                                                                 ===========      ===========      ===========

  Shares:
    Weighted average number of common shares outstanding          76,671,294       75,047,353       61,703,436
                                                                 ===========      ===========      ===========

    Basic and fully diluted
      earnings per common share                                  $     (0.85)     $      0.29      $     (2.07)
                                                                 ===========      ===========      ===========



(a) See accompanying notes to June 30, 1995, 1996, and 1997 consolidated financial statements.

Note: Certain amounts have been restated as discussed in Note N to the June 30, 1997 consolidated financial statements.